Consent of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of I.D. Systems, Inc. on Form S-3 to be filed on or about May 12, 2017 of our report dated March 29, 2017, on our audits of the consolidated financial statements and financial statement schedules as of December 31, 2015 and 2016 and for each of the years in the three-year period ended December 31, 2016, which report was included in the Annual Report on Form 10-K filed March 29, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey

May 12, 2017